Exhibit 99.1

FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(213) 625-4752
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES 13th CONSECUTIVE YEAR OF
DOUBLE DIGIT EARNINGS GROWTH AND RECORD 2006 EARNINGS OF $117.6 MILLION

          Los Angeles, Calif., January 25:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the fourth quarter and for the year ended December 31, 2006.

STRONG FINANCIAL PERFORMANCE

	Three months ended December 31,		Year ended December 31,

	2006	2005	2006	2005

Net income	$30.5 million	$26.7 million	$117.6 million	$104.1 million
Basic earnings per share	$0.59	$0.53	$2.29	$2.07
Diluted earnings per share	$0.58	$0.53	$2.27	$2.05
Return on average assets	1.54%	1.70%	1.60%	1.69%
Return on average stockholders’ equity	13.03%	13.93%	13.61%	14.05%
Efficiency ratio	38.82%	37.14%	37.88%	36.86%

FOURTH QUARTER HIGHLIGHTS

•	Fourth quarter earnings increased $3.8 million, or 14.3%, compared to the same quarter a year ago.
•	Diluted earnings per share reached $0.58, increasing 9.4% compared to the same quarter a year ago.
•	Return on average assets was 1.54% for the quarter ended December 31, 2006, compared to 1.60% for the quarter ended September 30, 2006, and 1.70% for the same quarter a year ago.
•	Return on average stockholders’ equity was 13.03% for the quarter ended December 31, 2006, compared to 13.76% for the quarter ended September 30, 2006, and 13.93% for the same quarter a year ago.
•	Gross loans, excluding the loans acquired through New Asia Bancorp (“NAB”) increased by $108.3 million, or 2.0%, for the quarter to $5.7 billion at December 31, 2006.
•	The Company completed the acquisition of New Asia Bancorp on October 18, 2006.
•	On November 21, 2006, the Company entered into an agreement to acquire New Jersey-based United Heritage Bank for $9.4 million in cash.

FULL YEAR HIGHLIGHTS

•

Record net income for 2006 was $117.6 million, or 12.9%, over 2005.  This strong earnings performance resulted in an increase of 10.7% in diluted earnings per share to $2.27 compared with diluted earnings per share of $2.05 a year ago.

•	Net interest income increased to $279.3 million or by $38.9 million, or 16.2%, from 2005 to 2006 as a result of the above loan growth.
•	Total assets increased by $1.6 billion, or 25.5%, to $8.0 billion at December 31, 2006 from year-end 2005 of $6.4 billion.
•	Gross loans at December 31, 2006, were $5.7 billion, an increase of $1.1 billion, or 23.7%, over December 31, 2005.
•	Deposit balances at December 31, 2006, grew to $5.7 billion, an increase of $759.0 million, or 15.4%, compared to deposit balances at December 31, 2005.
•	Net charge-offs were $715,000 for 2006 compared to net charge-offs of $2.1 million in 2005.

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          “We are pleased to report our thirteenth consecutive year of double digit earnings growth. Continued strong organic loan growth and low net charge-offs were the main factors that contributed to the record results,” commented Dunson K. Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

          “We expect to open new branches in Ontario California, Dallas Texas and Bellevue Washington during the first half of 2007 and are awaiting regulatory approval to convert our Hong Kong representative office into a full branch to attract new customers and to expand our branch network,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

          “We were pleased that our net interest margin for the fourth quarter only decreased slightly to 4.01% and expect to take continued measures in 2007 to mitigate the margin pressure from the inverted yield curve.  We are optimistic that 2007 should be another record year for Cathay General Bancorp as our operations outside of California gain increased momentum,” concluded Dunson K. Cheng.

INCOME STATEMENT REVIEW

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the date of acquisition.

Net interest income before provision for loan losses

          Net interest income before provision for loan losses increased by $10.0 million to $72.4 million during the fourth quarter of 2006, or 16.1% higher than the $62.4 million during the same quarter a year ago.  The increase was due primarily to the strong growth in loans, collection of interest on a nonaccrual loan as well as the acquisitions of Great Eastern Bank (“GEB”) in April 2006 and New Asia Bancorp (“NAB”) in October 2006.

          The net interest margin, on a fully taxable-equivalent basis, was 4.01% for the fourth quarter of 2006.  Approximately $1.47 million of interest income was recognized during the fourth quarter of 2006 from the full payoff of a loan that had been on nonaccrual status since 2004.  The net interest margin decreased from 4.06% in the third quarter of 2006 and 4.34% in the fourth quarter of 2005, primarily as a result of the repricing of time deposits to market interest rates and increased reliance on more expensive wholesale borrowings.

          For the fourth quarter of 2006, the interest rate earned on our average interest-earning assets was 7.53% on a fully taxable-equivalent basis, and our cost of funds on average interest-bearing liabilities equaled 4.20%.  In comparison, for the fourth quarter of 2005, the interest rate earned on our average interest-earning assets was 6.67% and our cost of funds on average interest-bearing liabilities equaled 2.87%. The net interest spread decreased 47 basis points from 3.80% in the fourth quarter of 2005 to 3.33% in the fourth quarter of 2006 due to the reasons discussed above.

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Provision for loan losses

          The provision for loan losses was zero for the fourth quarter of 2006 and for the fourth quarter of 2005 compared to a negative $1.0 million provision for loan losses for the third quarter of 2006.  The provision for loan losses was based on the review of the adequacy of the allowance for loan losses at December 31, 2006. The provision for loan losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb loan losses inherent in the Company’s loan portfolio.  The following table summarizes the charge-offs and recoveries for the quarters shown:

	For the three months ended,

(Dollars in thousands)	December 31, 2006	September 30, 2006	December 31, 2005

Charge-offs	$1,185	$36	$1,284
Recoveries	342	310	455

Net Charge-offs (Recoveries)	$843	$(274)	$829

Non-interest income

          Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $5.23 million for the fourth quarter of 2006, an increase of $53,000, compared to the non-interest income of $5.18 million for the fourth quarter of 2005.

          For the fourth quarter of 2006, the Company recorded net securities losses of $35,000 compared to net securities gains of $183,000 for the same quarter in 2005.

          Depository service fees decreased $110,000, or 8.6%, from $1.3 million in the fourth quarter of 2005 to $1.2 million in the fourth quarter of 2006 due primarily to the reclassification of certain wire transfer fees from depository service fees to other operating income in 2006.

          The above decreases were partially offset by the increase in letters of credit commissions. Letters of credit commissions increased $262,000, or 23.8%, from $1.1 million in the fourth quarter of 2005 to $1.4 million in the fourth quarter of 2006 due primarily to increases in export letters of credit commissions and acceptance commissions due in part to the acquisition of GEB.

          In addition, other operating income increased $119,000, or 4.5%, from $2.6 million in the fourth quarter of 2005 to $2.7 million in the fourth quarter of 2006.  During the fourth quarter of 2006, wire transfer fees increased $390,000 partly due to the reclassification from depository service fees mentioned above, wealth management commissions increased $272,000 and safe deposit box fees increased $131,000 compared to those during the fourth quarter of 2005.  These increases in other operating income were partially offset by a $512,000 decrease in warrant mark-to-market income and a $171,000 increase in writedowns on venture capital investments.

Non-interest expense

          Non-interest expense increased $5.0 million, or 20.1%, to $30.1 million in the fourth quarter of 2006 compared to the same quarter a year ago.  The efficiency ratio was 38.82% for the fourth quarter of 2006 compared to 37.14% for the year ago quarter.

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          The increase of non-interest expense from the fourth quarter a year ago to the fourth quarter of 2006 was primarily due to the following:

•

Salaries and employee benefits increased $2.7 million, or 19.7%, from $13.7 million in the fourth quarter of 2005 to $16.4 million in the fourth quarter of 2006 due primarily to the mergers with GEB and NAB.

•	Occupancy expenses increased $442,000, or 19.8%, primarily due to the increases in depreciation expenses, property taxes and utility expenses as a result of the mergers with GEB and NAB.
•

Computer and equipment expenses increased $575,000, or 32.7%, primarily due to the increases in software license fees under a new data processing contract, higher equipment depreciation expense and system conversion charges for the upcoming conversion of NAB’s customers to the Bank’s computer system.

•	Marketing expenses increased $280,000, or 32.9%, mainly due to increases in donation, sponsorship and promotion expenses.
•

Expenses from operation of affordable housing investments increased $298,000, or 28.3%, to $1.4 million compared to $1.1 million in the same quarter a year ago as a result of additional investments in affordable housing from 2004 to 2006.

•	Amortization of core deposit premium increased $347,000, or 24.7%, due to the mergers with GEB and NAB.
•	Other operating expenses increased $503,000, or 29.0%, due primarily to increases in printing, supply, communication and postage expenses due primarily to the mergers with GEB and NAB.
•	Professional service expenses decreased $221,000, or 10.5%, primarily due to reduced appraisal, consulting and internal audit outsourcing expenses compared to the fourth quarter of 2005.

Income taxes

          The effective tax rate was 35.7% for the fourth quarter of 2006 and 37.1% for the fourth quarter of 2005.  The effective tax rate was 36.4% for the twelve months of 2006, compared to 37.5% for the twelve months of 2005.  The decrease in the effective tax rate was primarily due to a lower composite state income tax rate.

          On December 31, 2003, the California Franchise Tax Board (FTB) announced its intent to list certain transactions that in its view constitute potentially abusive tax shelters. Included in the transactions subject to this listing were transactions utilizing regulated investment companies (RICs) and real estate investment trusts (REITs). As part of the notification indicating the listed transactions, the FTB also indicated its position that it intends to disallow tax benefits associated with these transactions. While the Company continues to believe that the tax benefits recorded in three prior years with respect to its RIC were appropriate and fully defensible under California law, the Company has deemed it prudent to participate in Voluntary Compliance Initiative – Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the Company to claim a refund for these years while avoiding certain potential penalties.  The Company retains potential exposure for assertion of an accuracy-related penalty should the FTB prevail in its position in addition to the risk of not being successful in its refund claims. As of December 31, 2006, the Company reflected a $12.1 million net state tax receivable for the years 2000, 2001, and 2002 after giving effect to reserves for loss contingencies on the refund claims, or an equivalent of $7.9 million after giving effect to Federal tax benefits. The FTB is currently in the process of reviewing and assessing our refund claims for taxes and interest for tax years 2000 through 2002.  Although the Company believes its tax deductions related to the regulated investment company were appropriate and fully defensible, there can be no assurance of the outcome of its refund claims, and an adverse outcome on the refund claims could result in a loss of all or a portion of the $7.9 million net state tax receivable after giving effect to Federal tax benefits.

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BALANCE SHEET REVIEW

          Total assets increased by $1.6 billion, or 25.5%, to $8.0 billion at December 31, 2006 from year-end 2005 of $6.4 billion.  The increase in total assets was the result primarily of loan growth, the mergers with GEB and NAB and increases in the investment securities portfolio and was funded by growth of deposits and borrowings.  At April 6, 2006, the closing date of the tender offer for GEB, the total fair value of GEB’s assets was approximately $334.1 million, excluding goodwill of $66.5 million and core deposit premium of $6.6 million.  The total fair value of NAB’s assets was approximately $144.8 million, excluding goodwill of $10.8 million and core deposit premium of $1.5 million, at October 17, 2006, the closing date of the acquisition for NAB.

          The growth of gross loans to $5.7 billion as of December 31, 2006, from $4.6 billion as of December 31, 2005, represents an increase of $1.1 billion, or 23.7%, of which $216.9 million resulted from the acquisition of GEB on April 7, 2006 and $118.2 million resulted from the acquisition of NAB on October 18, 2006.

          The changes in the loan composition from year-end 2005 are presented below:

(Dollars in thousands)	December 31, 2006	December 31, 2005	% Change

Loans
Commercial	$1,243,756	$1,110,401	12
Residential mortgage	455,949	326,249	40
Commercial mortgage	3,226,658	2,590,752	25
Equity lines	118,473	105,040	13
Real estate construction	685,206	500,027	37
Installment	13,257	13,662	(3)
Other	4,247	1,684	152

Gross loans and leases	$5,747,546	$4,647,815	24
Allowance for loan losses	(64,689)	(60,251)	7
Unamortized deferred loan fees	(11,984)	(12,733)	(6)

Total loans and leases, net	$5,670,873	$4,574,831	24

          Total deposits increased $759.0 million, or 15.4%, to $5.7 billion from year-end 2005 of $4.9 billion, of which $294.0 million resulted from the acquisition of GEB and $114.4 million resulted from the acquisition of NAB.    The changes in the deposit composition from year-end 2005 are presented below:

(Dollars in thousands)	December 31, 2006	December 31, 2005	% Change

Deposits
Non-interest bearing demand	$781,492	$726,722	8
NOW	239,589	240,885	(1)
Money market	657,689	523,076	26
Savings	358,827	364,793	(2)
Time deposits under $100,000	1,007,637	641,411	57
Time deposits of $100,000 or more	2,630,072	2,419,463	9

Total deposits	$5,675,306	$4,916,350	15

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          At December 31, 2006, brokered deposits included as time deposits under $100,000 in the table above totaled $247.7 million, compared to no brokered deposits at December 31, 2005.

          Federal funds purchased decreased $69.0 million to $50.0 million at December 31, 2006, from $119.0 million at December 31, 2005.  Securities sold under agreement to repurchase increased from $200.0 million at December 31, 2005, to $400.0 million at December 31, 2006.  Advances from the Federal Home Loan Bank increased $499.7 million to $714.7 million at December 31, 2006, compared to $215.0 million at December 31, 2005.  Long-term debt increased $50.1 million due to the issuance of $50 million of subordinated debt on September 29, 2006, which qualifies as Tier 2 capital.

ASSET QUALITY REVIEW

          Non-performing assets to gross loans and other real estate owned was 0.62% at December 31, 2006, compared to 0.39% at December 31, 2005, and 0.57% at September 30, 2006.  Total non-performing assets increased $17.7 million, or 98.8%, to $35.6 million at December 31, 2006, compared with $17.9 million at December 31, 2005 due to a $5.3 million increase in other real estate owned, a $6.5 million increase in non-accrual loans, including $2.3 million in loan acquired from New Asia Bank, and a $5.9 million increase in accruing loans past due 90 days or more as a result of one loan which was renewed after December 31, 2006 and which is expected to be paid off in full by March 31, 2007.  The allowance for loan losses was $64.7 million at December 31, 2006, and represented the amount that the Company believes to be sufficient to absorb loan losses inherent in the Company’s loan portfolio.  The allowance for loan losses represented 1.13% of period-end gross loans and 213% of non-performing loans at December 31, 2006.  The comparable ratios were 1.30% of gross loans and 337% of non-performing loans at December 31, 2005.  Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below as of the dates indicated:

(Dollars in thousands)	December 31, 2006	December 31, 2005	% Change

Non-performing assets
Accruing loans past due 90 days or more	$8,008	$2,106	280
Non-accrual loans	22,322	15,799	41

Total non-performing loans	30,330	17,905	69
Other real estate owned	5,259	—	100

Total non-performing assets	$35,589	$17,905	99

Troubled debt restructurings	$955	$3,088	(69)

CAPITAL ADEQUACY REVIEW

          At December 31, 2006, the Tier 1 risk-based capital ratio of 9.40%, total risk-based capital ratio of 11.00%, and Tier 1 leverage capital ratio of 8.98%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than six percent, a total risk-based capital ratio equal to or greater than ten percent, and a Tier 1 leverage capital ratio equal to or greater than five percent. At December 31, 2005, the Company’s Tier 1 risk-based capital ratio was 10.61%, the total risk-based capital ratio was 11.72%, and Tier 1 leverage capital ratio was 9.80%.

          No shares were repurchased in 2006.  At December 31, 2006, 451,703 shares remain under the Company’s latest stock buyback authorization which was announced on March 18, 2005.

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YEAR-TO-DATE REVIEW

          Net income was $117.6 million, or $2.27 per diluted share for the twelve months ended December  31, 2006, an increase of 12.9% in net income over the $104.1 million, or $2.05 per diluted share for the twelve months ended December 31, 2005, due primarily to the increase of net interest income.  The net interest margin on a fully-taxable-equivalent basis for 2006 decreased 9 basis points to 4.17% compared to 4.26% in 2005.

          Return on average stockholders’ equity was 13.61% and return on average assets was 1.60% in 2006, compared to a return on average stockholders’ equity of 14.05% and a return on average assets of 1.69% in 2005.  The efficiency ratio in 2006 was 37.88% compared to 36.86% in 2005.

ABOUT CATHAY GENERAL BANCORP

          Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services.  Cathay Bank currently operates thirty branches in California, nine branches in New York State, three branches in Chicago, Illinois, one in Massachusetts, one in Houston, Texas, two in Washington State, a loan production office in Dallas, Texas, and representative offices in Taipei, Hong Kong, and Shanghai.  Cathay Bank’s website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

          Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue,” or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: expansion into new market areas; acquisitions of other banks, if any; fluctuations in interest rates; demographic changes; earthquake or other natural disasters; competitive pressures; deterioration in asset or credit quality; changes in the availability of capital; legislative and regulatory developments; changes in business strategy, including the formation of a real estate investment trust; general economic or business conditions in California and other regions where Cathay Bank has operations.

          These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

          Cathay General Bancorp’s filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,

(Dollars in thousands, except per share data)	2006	2005	% Change	2006	2005	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for loan losses	$72,409	$62,372	16	$279,283	$240,382	16
Provision/(Reversal) for loan losses	—	—	—	2,000	(500)	(500)

Net interest income after provision/(reversal) for loan losses	72,409	62,372	16	277,283	240,882	15
Non-interest income	5,234	5,181	1	21,464	22,486	(5)
Non-interest expense	30,140	25,091	20	113,918	96,887	18

Income before income tax expense	47,503	42,462	12	184,829	166,481	11
Income tax expense	16,979	15,750	8	67,259	62,390	8

Net income	$30,524	$26,712	14	$117,570	$104,091	13

Net income per common share:
Basic	$0.59	$0.53	11	$2.29	$2.07	11
Diluted	$0.58	$0.53	9	$2.27	$2.05	11
Cash dividends paid per common share	$0.09	$0.09	—	$0.36	$0.36	—
SELECTED RATIOS
Return on average assets	1.54%	1.70%	(9)	1.60%	1.69%	(5)
Return on average stockholders’ equity	13.03%	13.93%	(6)	13.61%	14.05%	(3)
Efficiency ratio	38.82%	37.14%	5	37.88%	36.86%	3
Dividend payout ratio	15.20%	16.90%	(10)	15.67%	17.44%	(10)
YIELD ANALYSIS (Fully-taxable-equivalent)
Total interest-earning assets	7.53%	6.67%	13	7.31%	6.20%	18
Total interest-bearing liabilities	4.20%	2.87%	46	3.78%	2.38%	59
Net interest spread	3.33%	3.80%	(12)	3.53%	3.82%	(8)
Net interest margin	4.01%	4.34%	(8)	4.17%	4.26%	(2)

CAPITAL RATIOS	December 31, 2006	December 31, 2005

Tier 1 risk-based capital ratio	9.40%	10.61%
Total risk-based capital ratio	11.00%	11.72%
Tier 1 leverage capital ratio	8.98%	9.80%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	December 31, 2006	December 31, 2005	% change

Assets
Cash and due from banks	$131,177	$109,275	20
Federal funds sold and securities purchased under agreements to resell	18,000	—	100

Cash and cash equivalents	149,177	109,275	37
Securities available-for-sale (amortized cost of $1,543,667 in 2006 and $1,240,308 in 2005)	1,522,223	1,217,438	25
Trading securities	5,309	81	6,454
Loans	5,747,546	4,647,815	24
Less: Allowance for loan losses	(64,689)	(60,251)	7
Unamortized deferred loan fees, net	(11,984)	(12,733)	(6)

Loans, net	5,670,873	4,574,831	24
Federal Home Loan Bank stock	34,348	29,698	16
Other real estate owned, net	5,259	—	100
Affordable housing investments, net	87,289	80,211	9
Premises and equipment, net	72,934	30,290	141
Customers’ liability on acceptances	27,040	16,153	67
Accrued interest receivable	39,267	24,767	59
Goodwill	316,752	239,527	32
Other intangible assets, net	42,987	41,508	4
Other assets	53,050	33,724	57

Total assets	$8,026,508	$6,397,503	25

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$781,492	$726,722	8
Interest-bearing deposits:
NOW deposits	239,589	240,885	(1)
Money market deposits	657,689	523,076	26
Savings deposits	358,827	364,793	(2)
Time deposits under $100,000	1,007,637	641,411	57
Time deposits of $100,000 or more	2,630,072	2,419,463	9

Total deposits	5,675,306	4,916,350	15

Federal funds purchased	50,000	119,000	(58)
Securities sold under agreement to repurchase	400,000	200,000	100
Advances from the Federal Home Loan Bank	714,680	215,000	232
Other borrowings from financial institutions	10,000	20,000	(50)
Other borrowings from affordable housing investments	19,981	20,507	(3)
Long-term debt	104,125	53,976	93
Acceptances outstanding	27,040	16,153	67
Minority interest in consolidated subsidiaries	8,500	8,500	—
Other liabilities	73,802	54,400	36

Total liabilities	7,083,434	5,623,886	26

Commitments and contingencies	—	—	—

Total stockholders’ equity	943,074	773,617	22

Total liabilities and stockholders’ equity	$8,026,508	$6,397,503	25

Book value per share	$18.16	$15.41	18
Number of common stock shares outstanding	51,930,955	50,191,089	3

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

(In thousands, except share and per share data)	2006	2005	2006	2005

INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$114,888	$82,119	$419,454	$285,108
Investment securities - taxable	19,766	12,585	66,068	59,584
Investment securities- nontaxable	614	861	2,733	3,689
Federal Home Loan Bank stock	495	339	1,594	965
Agency preferred stock	294	206	1,094	710
Federal funds sold and securities purchased under agreements to resell	35	17	195	237
Deposits with banks	121	88	380	368

Total interest and dividend income	136,213	96,215	491,518	350,661

INTEREST EXPENSE
Time deposits of $100,000 or more	30,517	20,274	104,328	60,477
Other deposits	17,781	8,641	55,764	32,131
Securities sold under agreements to repurchase	4,500	612	15,683	626
Advances from Federal Home Loan Bank	8,160	2,554	27,475	11,532
Long-term debt	2,004	990	5,363	3,533
Short-term borrowings	842	772	3,622	1,980

Total interest expense	63,804	33,843	212,235	110,279

Net interest income before provision for loan losses	72,409	62,372	279,283	240,382
Provision/(reversal) for loan losses	—	—	2,000	(500)

Net interest income after provision/(reversal) for loan losses	72,409	62,372	277,283	240,882

(Losses)/gains on sale of securities	(35)	183	201	1,473
Letters of credit commissions	1,362	1,100	5,409	4,191
Depository service fees	1,169	1,279	4,799	5,627
Gains on sale of premises and equipment	—	—	—	958
Other operating income	2,738	2,619	11,055	10,237

Total non-interest income	5,234	5,181	21,464	22,486

Salaries and employee benefits	16,440	13,737	62,500	52,571
Occupancy expense	2,674	2,232	10,118	8,841
Computer and equipment expense	2,332	1,757	7,876	7,003
Professional services expense	1,888	2,109	7,284	7,695
FDIC and State assessments	256	252	1,017	997
Marketing expense	1,130	850	3,459	2,488
Other real estate owned expense (income)	83	(35)	596	(46)
Operations of affordable housing investments	1,350	1,052	5,377	4,042
Amortization of core deposit intangibles	1,751	1,404	6,529	5,954
Other operating expense	2,236	1,733	9,162	7,342

Total non-interest expense	30,140	25,091	113,918	96,887

Income before income tax expense	47,503	42,462	184,829	166,481
Income tax expense	16,979	15,750	67,259	62,390

Net income	30,524	26,712	117,570	104,091

Other comprehensive (loss)/gain, net of tax	(105)	(3,215)	826	(16,881)

Total comprehensive income	$30,419	$23,497	$118,396	$87,210

Net income per common share:
Basic	$0.59	$0.53	$2.29	$2.07
Diluted	$0.58	$0.53	$2.27	$2.05
Cash dividends paid per common share	$0.09	$0.09	$0.36	$0.36
Basic average common shares outstanding	51,793,432	50,168,588	51,234,596	50,373,076
Diluted average common shares outstanding	52,298,620	50,674,892	51,804,495	50,821,093

(more)

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,

(In thousands)	December 31, 2006		December 31, 2005		September 30, 2006

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)

Loans and leases (1)	$5,628,885	8.10%	$4,459,628	7.31%	$5,478,956	7.99%
Taxable securities	1,442,358	5.44%	1,156,812	4.32%	1,345,854	5.24%
Tax-exempt securities (2)	77,977	6.86%	97,594	6.54%	83,368	6.96%
FHLB & FRB stock	34,917	5.62%	29,528	4.55%	34,974	4.34%
Federal funds sold and securities purchased under agreements to resell	2,744	5.06%	1,712	3.94%	2,293	5.19%
Deposits with banks	13,068	3.67%	11,933	2.93%	10,837	3.84%

Total interest-earning assets	$7,199,949	7.53%	$5,757,207	6.67%	$6,956,282	7.42%

Interest-bearing liabilities
Interest-bearing demand deposits	$231,415	1.27%	$241,513	0.86%	$228,854	1.26%
Money market	636,143	2.94%	532,372	1.92%	606,914	2.84%
Savings deposits	359,894	0.99%	372,789	0.73%	375,043	0.96%
Time deposits	3,609,594	4.61%	3,057,072	3.26%	3,409,896	4.35%

Total interest-bearing deposits	$4,837,046	3.96%	$4,203,746	2.73%	$4,620,707	3.72%
Federal funds purchased	43,940	5.40%	50,940	4.04%	39,359	5.35%
Securities sold under agreements to repurchase	400,000	4.46%	70,652	3.44%	415,652	4.45%
Other borrowed funds	635,190	5.25%	291,372	3.82%	695,321	5.23%
Long-term debt	104,125	7.64%	53,965	7.27%	55,101	8.69%

Total interest-bearing liabilities	6,020,301	4.20%	4,670,675	2.87%	5,826,140	4.01%
Non-interest-bearing demand deposits	786,132		726,348		767,217

Total deposits and other borrowed funds	$6,806,433		$5,397,023		$6,593,357

Total average assets	$7,844,168		$6,223,906		$7,579,065
Total average stockholders’ equity	$929,564		$760,585		$883,822

	For the twelve months ended,

(In thousands)	December 31, 2006		December 31, 2005

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)

Loans and leases (1)	$5,310,564	7.90%	$4,165,301	6.84%
Taxable securities	1,304,325	5.07%	1,376,068	4.33%
Tax-exempt securities (2)	83,349	6.85%	103,026	6.46%
FHLB & FRB stock	32,475	4.91%	29,237	3.30%
Federal funds sold and securities purchased under agreements to resell	4,340	4.49%	8,005	2.96%
Deposits with banks	15,091	2.52%	9,517	3.87%

Total interest-earning assets	$6,750,144	7.31%	$5,691,154	6.20%

Interest-bearing liabilities
Interest-bearing demand deposits	$237,113	1.18%	$245,904	0.61%
Money market deposits	599,210	2.69%	539,642	1.40%
Savings deposits	374,570	0.91%	390,787	0.51%
Time deposits	3,344,931	4.12%	2,929,365	2.79%

Total interest-bearing deposits	$4,555,824	3.51%	$4,105,698	2.26%
Federal funds purchased	43,407	5.06%	43,981	3.37%
Securities sold under agreements to repurchase	374,356	4.19%	18,449	3.39%
Other borrowed funds	578,181	5.00%	403,534	2.98%
Long-term debt	66,907	8.02%	53,944	6.55%

Total interest-bearing liabilities	5,618,675	3.78%	4,625,606	2.38%
Non-interest-bearing demand deposits	761,991		703,185

Total deposits and other borrowed funds	$6,380,666		$5,328,791

Total average assets	$7,345,020		$6,146,777
Total average stockholders’ equity	$863,641		$740,921

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)

The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.